# Sales Momentum for Ford Trucks and SUVs Continues Through the First Half Into June, F-Series On Record Breaking Pace and Expedition Up 21 Percent at Retail; Navigator Up 120 Percent

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## JUNE 2018 SALES

| | Total Vehicle | Retail | Fleet | Truck | SUV | Car |
|---|---|---|---|---|---|---|
| **U.S. Sales** | **230,635** | **156,788** | **73,847** | **100,683** | **84,617** | **45,335** |
| Versus June 2017 | 1.2% | 2.9% | -2.3% | 3.2% | 8.9% | -14.0% |

## HIGHLIGHTS

- **Ford Motor Company's June U.S. sales** totaled 230,635 vehicles – a 1.2 percent increase; first-half 2018 sales are down 1.8 percent, with 1,277,691 vehicles sold
- **June fleet sales are down 2.3 percent**; June commercial fleet up 6.0 percent; year-to-date fleet sales are down 3.2 percent
- **Retail results in June are up 2.9 percent** on sales of 156,788 vehicles, while transaction prices gain $540; through the first half, retail sales totaled 854,889 vehicles – a slight decline of 1.1 percent
- **Industry shift to trucks and SUVs plays into our strengths,** Ford trucks, SUVs, commercial and Lincoln all posting gains for the month
- **As the largest seller of trucks and SUVs in America,** the Ford brand sold a combined total of 972,555 of these vehicles in the first half of the year – an increase of 2.0 percent
- **Ford brand SUV sales totaled 77,453 vehicles** last month, a new record June sales month
- **First-half Ford F-Series sales totaled 451,138** pickups, a 4.9 percent increase; June F-Series sales totaled 79,204 trucks, marking the pickup's 14th consecutive month of year-over-year gains
- **All-new Lincoln Navigator moved quickly in June,** with retail sales up 119.7 percent

# # #

***About Ford Motor Company***

*Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.*

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

*"As leaders in truck and SUV sales, the Ford brand had an incredible first half with almost 1 million sold. F-Series has posted gains for 14 consecutive months, while Ford SUVs posted a new record June sales month and Transit sales gain 25 percent. Our all-new Lincoln Navigator continues as the hottest new product in the country, with triple-digit gains in the first half."*

*– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service*

## WINNING PORTFOLIO



Ford Pickups

As the segment leader, F-Series is on a record setting pace with sales up 4.1 percent over the first half of 2004, a then record year for F-Series, with 939,511 pickups sold. Transaction prices are the highest of any full-size pickup manufacturer, $46,800



Ford Sport Utility Vehicles

EcoSport had its best month since launch, with 6,756 vehicles sold, a 23.3 percent gain over May figures. Our highly profitable all-new Ford Expedition posted a strong retail gain of 37.3 percent in the first half of the year, while June retail sales were up 20.7 percent



Ford Performance

As America and the world's best-selling sports car for three years running, Mustang sales gained 19.6 percent last month. Redesigned late last year, Mustang is a top seller with all buyers, offering both an EcoBoost 4-cyl., about 45 percent of sales, and the traditional 5.0-liter V8.



Ford Commercial Vans

Ford dominates the U.S. commercial van segment with 39 years as America's best-selling van. Transit posted an increase of 25.0 percent, for a total of 13,533 vehicles sold. Ford overall van sales, including Transit, E-Series and Connect, hit 20,381 Vans – up 8.2 percent.



Lincoln

Navigator continues its strong momentum with retail sales up 115.5 percent through the first half of the year, as Lincoln works to keep up with demand. Lincoln is seeing strongest demand for its most exclusive trim levels, with 80 percent of the retail mix coming from Reserve and Black Label, pushing a $27,000 increase in transaction pricing.

J U N E 2 0 1 8 I N V E N T O R Y / F L E E T R E S U LT S )25'02725&203$1< JUNE 2018 June 2018 June CYTD Fleet Percent of Percent of YOY Change YOY Change Segment Total Sales Total Sales Rental 12.8% (0.5) points 14.5% (0.6) points Commercial 13.3% 0.6 points 12.7% 0.5 points Government 6.0% (1.3) points 5.8% (0.5) points Total Fleet 32.0% (1.1) points 33.1% (0.5) points June 2018 May 2018 June 2017 Gross Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (incl. in-transit) Month-End Month-End Month-End Cars 146,329 87 161,264 80 167,218 82 SUVs 236,887 76 241,471 77 203,083 68 Trucks 281,788 76 275,661 66 325,973 87 Total 665,004 78 678,396 73 696,274 79 June 2018 May 2018 June 2017 Dealer Stock Units at Units at Units at Days' Supply Days' Supply Days' Supply (on ground) Month-End Month-End Month-End Cars 121,558 72 137,604 68 135,611 67 SUVs 184,621 59 199,526 63 165,014 55 Trucks 219,190 59 231,286 55 279,226 74 Total 525,369 62 568,416 61 579,851 66 C O N TA C T Erich Merkle 313.806.4562 emerkle2@ford.com